As filed with the Securities and Exchange Commission on September 12, 2023

No. 333-227189

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-227189

UNDER

THE SECURITIES ACT OF 1933

THE NECESSITY RETAIL REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	90-0929989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Ave., 30th Floor, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

2018 Omnibus Incentive Compensation Plan of The Necessity Retail REIT, Inc.

(Full title of the plans)

Edward M. Weil, Jr.
Chairman, Chief Executive Officer and President
The Necessity Retail REIT, Inc.
650 Fifth Avenue, 30th Floor
New York, New York 10019
(212) 415-6500

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Michael J. Choate, Esq.
Louis Rambo, Esq.
Proskauer Rose LLP
70 West Madison #3800
Chicago, Illinois 60602-4342
Tel: (312) 962-3567

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) previously filed by The Necessity Retail REIT, Inc. (formerly American Finance Trust, Inc.), a Maryland corporation (the “Company”):

•	Registration No. 333-227189, filed with the U.S. Securities and Exchange Commission on September 5, 2018, covering 6,115,633 shares of common stock, par value $0.01 per share (“Class A Common Stock”) of the Company, authorized for issuance under the 2018 Omnibus Incentive Compensation Plan of The Necessity Retail REIT, Inc.

On September 12, 2023, pursuant to the Agreement and Plan of Merger (the “REIT Merger Agreement”), dated May 23, 2023, by and among the Company, Global Net Lease, Inc., a Maryland corporation (“GNL”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“GNL OP”), The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”), Osmosis Sub I, LLC, a Maryland limited liability company and wholly-owned subsidiary of GNL (“REIT Merger Sub”), and Osmosis Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of GNL OP (“OP Merger Sub”), the Company merged with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of GNL, and OP Merger Sub merged with and into RTL OP, with RTL OP continuing as the surviving entity.

In connection with the consummation of the transactions contemplated by the REIT Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 12, 2023.*

OSMOSIS SUB I, LLC (formerly The Necessity Retail REIT, Inc.)

By: Global Net Lease, Inc., its sole member

/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Co-Chief Executive Officer

*Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.